April 29, 2025

Ancora Trust

6060 Parkland Blvd.

Cleveland, Ohio 44124

Re:

Ancora Trust, File Nos. 333-108196; 811-21418

Dear Sir/Madam:

A legal opinion (the “Legal Opinion”) that we prepared was filed with Post-Effective Amendment No. 30 under the Securities Act of 1933 (the “Securities Act”), as amended to the Ancora Trust’s Registration Statement.  We hereby give you our consent to incorporate by reference the Legal Opinion into Post-Effective Amendment No. 31 under the Securities Act (the “Amendment”) and consent to all references to us in the Amendment.

Very truly yours,

/s/ THOMPSON HINE LLP

THOMPSON HINE LLP